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                                                                   EXHIBIT 10.18






                          [GTE CORPORATION LETTERHEAD]



[Date]


[Genuity Inc. Address]


Re: Financial Support Agreement Regarding Guaranty of Obligation for the benefit of [___________________], dated__________


Ladies and Gentlemen:

In consideration of the agreement by GTE Corporation ("GTE") to issue or continue to maintain the guaranty described above which is attached as Exhibit A hereto (the "Guaranty") following the transfer of GTE's controlling interest in Genuity Inc. ("Genuity") as contemplated by GTE and Bell Atlantic Corporation's Supplemental Filing with the FCC on January 27, 2000 (the "Separation"), Genuity agrees to pay GTE a fee pursuant to the following terms and conditions:

Guaranty Fee:                       Guaranty Fee shall be ____% per annum,
                                    calculated monthly, charged on the month-end outstanding balance of the Guaranty, as evidenced by the amortization schedule attached thereto or included therein, and will be payable semi-annually on June 30 and December 31 of each calendar year. If the Guaranty is outstanding for less than a full calendar month, Guaranty Fee shall be computed based on the outstanding balance of the Guaranty on each calendar day of such month that the Guaranty shall remain in effect.

Adjustment to Guaranty Fee:         The Guaranty Fee set forth above was
                                    determined based on the assumption that
                                    Genuity's credit rating post-Separation
                                    would be equivalent to the average of the ratings of BBB/Baa2 and BBB-/Baa3. GTE shall have a one-time right to increase, effective prospectively, the Guaranty Fee (the
                                    "Adjusted Guaranty Fee") if either one of the following events occurs: (i) Standard &
                                    Poor's issues a credit rating for Genuity of BB+ or less or (ii) Moody's issues a credit rating for Genuity of Ba1 or less. Such right may be exercised at any time by written notice to Genuity.


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                                    If either of the events described in (i) or
                                    (ii) above occurs, the Adjusted Guaranty Fee shall be determined by GTE by averaging the rates quoted to GTE by three nationally recognized banking institutions for a credit equivalent to the published credit ratings of Genuity. The Adjusted Guaranty Fee shall become the Guaranty Fee payable under this letter from and after the date on which GTE provides Genuity written notice of the Adjusted Guaranty Fee.


Payment of Fee:                     Guaranty Fee is due not later than 5
                                    business days following the end of each
                                    semi-annual payment period and shall be
                                    delivered by electronic funds transfer to [wire transfer instructions] or such other bank account as shall be provided to Genuity by GTE in writing at least 5 business days prior to the date of electronic funds transfer.

                                    In the event the Guaranty is terminated, replaced by Genuity or expires prior to the end of the semi-annual payment period, Guaranty Fee will be due not later than 5 business days following the termination of all obligations of GTE under the Guaranty.

Late Payment Fee:                   A Late Payment Fee in the amount of prime
                                    rate plus 1.00% per annum, calculated daily, commencing on the day immediately following the due date and based upon the number of days elapsed prior to payment of all amounts due shall be included with any overdue payment of Guaranty Fee.

Duty of Inquiry:                    GTE shall have no obligation to consult with
                                    Genuity or make any independent
                                    investigation prior to any decision to honor or dishonor any payment request under the Guaranty.

Immediate Repayment:                If GTE makes any payment under the Guaranty,
                                    GTE agrees to notify Genuity in writing, at the address set forth at the end of this letter or such other address as shall be subsequently provided to GTE by Genuity in writing, within three business days of the amount of such payment, and Genuity agrees to pay such amount to GTE within one business day following the date of such written notice. A Late Payment Fee shall be applied to any amounts not received when due.





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Return of Documents:                Genuity shall present the Guaranty to GTE
                                    for cancellation at the address of GTE set forth at the end hereof, or such other address as shall be provided to Genuity by GTE in writing, following the termination of all obligations of GTE under the Guaranty.

Indemnification:                    Genuity will reimburse, indemnify and hold
                                    harmless GTE from and against any and all payments, losses, damages, costs and expenses (including attorneys' fees and court costs) paid or incurred by GTE, its officers, directors, agents, and employees, as a result of any claim made under this letter or the Guaranty.

Notice: Any written notice or other information required to be provided in writing hereunder shall be made in writing by overnight delivery service, facsimile transmission or electronic mail, that provides for evidence of receipt.

Waiver: No waiver hereunder shall be effective unless evidenced in writing, and shall be effective only under the circumstances specifically described in such waiver.

Underlying Documents:               Genuity agrees to provide GTE with an
                                    executed copy of each document entered into by Genuity as of the date first above written and from time to time which creates an obligation of Genuity that is guaranteed by the Guaranty, at the address of GTE set forth at the end hereof, or such other address as shall be provided to Genuity by GTE in writing.

Underlying Obligation:              Nothing herein shall modify any term of the
                                    Guaranty unless specifically provided
                                    herein.

Governing Law:                      New York.



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Please evidence your acceptance of the terms of this letter by executing below, and return a duplicate original of this letter, together with copies of all underlying documents which create an obligation of Genuity that is guaranteed by the Guaranty, to GTE at the address set forth below.


GTE Corporation

By:  ____________________________

Title:____________________________

Notices to be delivered to:         ___________________________

                                    ___________________________

                                    ___________________________



Accepted this ____ day of _________, 2000


Genuity Inc.

By: _____________________________

Title:____________________________

Notices to be delivered to:         ___________________________

                                    ___________________________

                                    ___________________________




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